EXHIBIT 10.24

SCHOOL SPECIALTY, INC.

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) has granted you an option (the “Option”) pursuant to this Stock Option Agreement (the “Agreement”). The Option lets you purchase a specified number of shares of the Company’s common stock (the “Option Shares”), at a specified price per share (the “Exercise Price”). The Exercise Price per Option Share is 100% of the Fair Market Value of the Company’s common stock, $0.0001 par value (“Common Stock”), on the Date of Grant set forth in Schedule I. The “Fair Market Value” of the Common Stock is the closing sale price of the Common Stock on the NASDAQ Stock Market as reported in the Midwest Edition of the Wall Street Journal or other authoritative source on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board of Directors of the Company (“Board”) or the Compensation Committee of the Board may determine in conformity with pertinent law and regulations of the Treasury Department.

Schedule I to this Agreement provides the details for your grant. It specifies the number of Option Shares, the Exercise Price, the Date of Grant, the latest date the Option will expire (the “Term Expiration Date”), and any special rules that apply to your Option. Schedule I also specifies that the Company intends this Option to be a nonqualified stock option (“NQSO”), not subject the rules contained in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”). References to the Agreement also include Schedule I, unless the context provides otherwise.

The following terms and restrictions apply to the Option:

Administrator	The Agreement, and the Option contained therein, shall be administered by the Compensation Committee of the Board (the “Administrator”). The Administrator shall have full and exclusive power to administer and interpret the Agreement and to grant waivers to restrictions that govern the Option. All determinations made by the Administrator shall be binding and conclusive as regards the Company, you, and any other interested persons, including your beneficiaries.

Option Exercisability	While your Option remains in effect under the Expiration section below, you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specified under “Option Exercisability Provisions.”

Method of Exercise and Payment for Shares	Subject to this Agreement, you may exercise all or part of the Option (in whole shares only) by providing a written notice (or notice through another previously approved method, which could include a voice- or e-mail system) to the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date the Option expires. Each such notice must satisfy whatever procedures then apply to the Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the methods described below. Please note that until the Company notifies you otherwise, or unless you indicate otherwise on your notice of option exercise, all exercises of the Option will be done or a “Net Exercise” basis.

Net Exercise	The Company delivers the number of shares to you that equals the number of Option Shares for which the Option was exercised, reduced by the number of whole shares of common stock with a Fair Market Value on the date of exercise equal to the Exercise Price and the minimum tax withholding required by law; to the extent the combined value of the whole shares of common stock, valued at their Fair Market Value on the date of exercise, is not sufficient to equal the Exercise Price and minimum tax withholding obligation, the Company will withhold the additional amount from your next pay check, or if you are not employed by the Company, you must pay the additional amount in cash to the Company before delivery of the shares will be made to you;

Cashless Exercise	an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under the Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level); or

Cash/Check	cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company.

Tax Withholding

The Company shall have the right to deduct applicable federal and state income and employment taxes upon the exercise of all or any portion of the Option, but in no event in excess of the minimum withholding required by law. If the Option is exercised using the Net Exercise method referenced above, the minimum level of tax withholding shall be satisfied for purposes of this paragraph, provided payment for the fractional share, if any, is made in accordance with the Net Exercise paragraph set forth above.

Other Benefit and Compensation Programs	Payments and other benefits received by you pursuant to this Agreement shall not be deemed a part of your regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any employee benefit plan, contract or similar arrangement, unless the Administrator expressly determines otherwise.

Death or Disability	If you die, your estate or beneficiaries shall have the period of time specified in Schedule I within which to exercise any portion of the Option which is then exercisable pursuant to the terms of this Agreement. Rights to the Option shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by you; if none, then (b) to your legal representative; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction. If you have a Disability, as defined in Schedule I hereto, the Option shall be exercisable for the period of time specified in Schedule I. The Option may be exercised by you, if legally competent, or a legally designated guardian or representative if you are legally incompetent by reason of such Disability. After your death or Disability, the Administrator may, in its sole discretion at any time, (1) terminate any restrictions in this Agreement, (2) accelerate vesting or (3) extend the exercise period except to the extent such extension is treated as an extension for purposes of Code Section 409A.

Expiration	You cannot exercise the Option after it has expired. The Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The “Option Expiration Rules” in Schedule I provide the circumstances under which the Option will terminate before the Term Expiration Date because of, for example, your termination of employment. The Administrator can override the expiration provisions of Schedule I.

Compliance with Law

You may not exercise the Option if the Company’s issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise method if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or Disability is authorized and entitled to do so; and

your complying with any federal or state tax withholding obligations.
Additional Representations from You	If you exercise the Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on	Nothing in this Agreement restricts the Company’s rights or those of any

Employment or Other Relationship	of its affiliates to terminate your employment or other relationship at any time, with or without Cause, as defined in Schedule I. The termination of any employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under this Agreement and any applicable employment or severance agreement or plan.

Not a Shareholder	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

Nonassignability	Except in the case of your death or Disability, as set forth above, or in this paragraph, the Option is not assignable or transferable, or payable to or exercisable by anyone other than you. Notwithstanding the foregoing, the Administrator may permit the Option to be transferred to members of your immediate family, to trusts for the benefit of you and/or your immediate family members, or to partnerships or other entities in which you and/or your immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” means your spouse, issue and spouse of your issue.

Adjustments	In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Administrator shall adjust proportionally (a) the number of shares of Common Stock covered by the Option and (b) the per share Exercise Price. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Administrator, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all of the assets, reorganization or liquidation, the Administrator shall be authorized to (A) issue or assume the Option, whether or not in a transaction to which Code Section 424(a) applies, by means of substitution of a new award for the Option or an assumption of the Option or (B) convert the Option, if in-the-money, into cash on a basis to be determined by the Administrator in its sole discretion, and cancel the Option if it is underwater. Any such adjustment, waiver, conversion or other action taken by the Administrator under this paragraph shall be conclusive and binding on you, the Company and your respective successors, assigns and beneficiaries.

Any adjustments made pursuant to the paragraph above shall be made in such a manner as to ensure that, after such adjustment, the Option either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A and the Administrator shall not have the authority to make any adjustments pursuant to the paragraph above to the extent that the existence of such authority would cause the Option to be subject to Code Section 409A.

Governing Law	The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws, except to the extent superseded by the laws of the United States of America.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must deliver your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary. If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

SCHOOL SPECIALTY, INC.

OPTIONEE ACKNOWLEDGMENT

By signing where indicated on Schedule I, I accept this Option, subject to all of its terms and provisions. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under this Agreement.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTION OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SCHOOL SPECIALTY, INC.

STOCK OPTION AGREEMENT

Schedule I

Optionee Information:

Name: Gerald T. Hughes

Option Information:

Option Shares: 100,000	Exercise Price per Share: $3.53

Date of Grant: April 2, 2012	Term Expiration Date: April 2, 2022

Type of Option: NQSO

Option Vesting Provisions

Following the date on which you have purchased a number of shares of Common Stock with an aggregate purchase price of at least $150,000.00 (the “Purchased Shares”), this Option will vest as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $5.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $10.00, as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $15.00 and as to one-fourth of the Option Shares on the date the Average Trading Price equals or exceeds $20.00.

The term “Average Trading Price” means the average of the average daily high and low sales prices of a share of Common Stock on the Nasdaq Stock Market during any 30 consecutive trading day period, or in the case of a Change in Control, the cash purchase price or fair market value of non-cash consideration to be paid in connection with the Change in Control.

Option Exercisability Provisions	No portion of this Option may be exercised until such portion vests. In addition, this Option may not be exercised prior to the first anniversary of the Date of Grant. On and after the first anniversary of the Date of Grant and prior to the second anniversary of the Date of Grant, this Option will be exercisable as to no more than 33,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the first anniversary of the Date of Grant. On and after the second anniversary of the Date of Grant and prior to the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 33,333 vested Option Shares, assuming you have been continuously employed by the Company since the Date of Grant on the second anniversary of the Date of Grant. On and after the third anniversary of the Date of Grant, this Option will be exercisable as to no more than an additional 33,334 vested Option Shares, assuming you have been continuously employed by the

Company since the Date of Grant on the third anniversary of the Date of Grant. If any portion of this Option has not vested as of the third anniversary of the Date of Grant, such portion will become exercisable on the date on which such portion vests, assuming you have been continuously employed by the Company since the Date of Grant on the third anniversary of the Date of Grant. Any unexpired portions of your Option that have previously vested will become fully exercisable upon termination of your employment without Cause or due to your death or Disability. In addition, any unexpired portions of the Option that have previously vested or will vest as a result of a Change in Control will become fully exercisable upon the occurrence of a Change in Control.

For purposes of this Option, the term “Cause” has the same meaning ascribed to such term in the Offer of Employment between the Company and you dated as of April 2, 2012 (the “Employment Agreement”). For purposes of this Option, the terms “Change in Control” and “Disability” have the meanings set forth in the Company’s 2008 Equity Incentive Plan.

Holding Period for Purchased Shares	As partial consideration for this Option, you agree to hold the Purchased Shares until the earlier of (i) the third anniversary of the date on which 100% of the Purchased Shares have been purchased by you, (ii) the date on which your employment with the Company is terminated and (iii) the date on which you have satisfied the Company’s stock ownership guidelines applicable to you in effect as of the date hereof (provided that any sales of the Purchased Shares do not result in the value of the Common Stock owned by you falling below the required multiple of your base salary immediately after such sale).

Option Expiration Rules	Any unexercisable portions of the Option will expire immediately when you cease to be employed by the Company. Exercisable portions of the Option will remain exercisable until the earliest of the following to occur, and then immediately expire:

•    the 90th day after termination of your employment by the Company without Cause or by you

•    termination of your employment by the Company for Cause

•    the earlier of (i) the first anniversary of your termination of employment due to a Disability and (ii) 30 days after you cease to have a Disability that resulted in the termination of your employment

•    the second anniversary of the termination of your employment due to your death

•    a violation by you of the covenants set forth in Exhibit A of the Employment Agreement

•    the Term Expiration Date

Employee		SCHOOL SPECIALTY, INC.

By:	/s/ Gerald T. Hughes	By:	/s/ Michael Lavelle
	Gerald T. Hughes	Title:	Chief Executive Officer

Date: April 2, 2012		Date: April 2, 2012

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